Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of April 26, 2021 (“Effective Date”) by and between (i) AWARE, INC., a Massachusetts corporation (“Seller”), and (ii) FDS BEDFORD, LLC, a Delaware limited liability company, or its designee (“Purchaser”).

ARTICLE 1. INTERPRETATION

1.1 Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1 Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.2 Consulting Services Agreement: means the agreement to be negotiated and entered between Purchaser and Seller pursuant to the terms of Exhibit D attached hereto.

1.1.3 Closing: the consummation of the purchase and sale of the Property as contemplated by this Agreement.

1.1.4 Closing Date: the date on which the Closing occurs.

1.1.5 Code: the Internal Revenue Code of 1986, as amended.

1.1.6 Contract: any contract for services, maintenance and supplies, equipment leases, and any other contract or agreement to which Seller is a party relating to the use, management, maintenance, operation, provisioning or equipping of the Property, and all amendments thereto.

1.1.7 Contract Date: the date of this Agreement first written above.

1.1.8 Environmental Laws: any Legal Requirement applicable to the Property and pertaining to protection of human health or the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1982, the Resource Conservation and Recovery Act of 1986, the Superfund Amendments and Reauthorization Act of 1986, the Toxic Substances Control Act and any State of Massachusetts counterparts thereto, as any of the foregoing may be amended from time to time.

1.1.9 Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.10 Improvements: collectively, all improvements (including such fixtures as shall constitute real property) located on the Land.

1.1.11 Intangible Property: collectively, (i) all assignable guarantees and warranties that relate to the Improvements or Personal Property, (ii) all assignable permits and other public approvals that relate to the Land or Improvements, (iii) all plans and specifications for the Improvements, (iv) all service contracts Purchaser elects to assume, (v) books and records relating solely to ownership or operation of the Property, and (vi) keys and lock and safe combinations relating to the Property.

1.1.12 Land: collectively, the parcel of land consisting of approximately 4.03 contiguous acres and more particularly described on Schedule 1.1.11 and owned by Seller, together with all right, title and interest of the Seller in and to (i) all rights, ways, easements, privileges and appurtenances to such parcel, (ii) all strips and gores appurtenant to such parcel, and (iii) any land lying in the bed of any streets, roads and alleys appurtenant to such parcel.

1.1.13 Leases: N/A.

1.1.14 Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.15 Permitted Exceptions: collectively, (i) the lien for real estate taxes and other assessments not yet due and payable and (ii) those matters becoming or deemed “permitted exceptions” pursuant to Section 5.2.2 hereof.

1.1.16 Personal Property: all equipment, furniture, furnishings, appliances, tools, machinery, supplies and other tangible personal property owned by Seller and located at and used in connection with the operation of the Property that Seller specifically designates to be included in the sale, as set forth on Schedule 1.1.16.

1.1.17 Property: collectively, the fee simple interest in the Land and the Improvements, together with the Personal Property, the Intangible Property, and the Contracts.

1.1.18 Title Company: Fidelity National Title Insurance Company, 1620 L Street N.W., 4th Floor, Washington, D.C. 20036; Attn: Mark Badanowski, which is also serving as escrow agent hereunder.

1.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

1.3 Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4 Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5 Business Day. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

1.6 Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.7 No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.8 Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9 Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Property, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Property other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement.

1.10 No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11 Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2. SALE OF PROPERTY

2.1 Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

2.2 Purchase Price.

2.2.1 The purchase price (“Purchase Price”) for the sale and purchase of the Property shall be Eight Million and 00/100ths Dollars ($8,000,000.00), subject to the debits and credits described in Article.

2.2.2 Within five (5) days following the Contract Date, Purchaser shall deliver to the Title Company the sum of One Hundred Twenty-Five Thousand and 00/100ths Dollars ($125,000.00) (the “Deposit”) by wire transfer of immediately available funds. The Title Company shall hold the Deposit in an interest-bearing account. At Closing, the Deposit shall be credited against the Purchase Price. At Closing, Purchaser shall pay the balance of the Purchase Price (net of the Deposit and adjusted as set forth herein) to or at the direction of Seller by wire transfer of immediately available funds. If there is no Closing the Deposit shall be either returned to Purchaser or retained by Seller as further set forth herein.

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows, which representations and warranties are effective as of the Contract Date and shall be deemed to be updated as of the Closing Date:

3.1 Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to conduct the business in which it is now engaged. Seller is duly qualified to do business and in good standing under the laws of the State of Massachusetts.

3.2 Due Authorization; Enforceability. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 Ownership. Seller is the sole legal and beneficial owner of fee simple title to the Land and Improvements, free and clear of all liens, encumbrances, leases, easements and encroachments, except as set forth in the Title Commitment. Seller is the sole legal and beneficial owner of the Personal Property, free and clear of all liens, encumbrances, leases and security interests. None of the Personal Property is held under a lease or installment sale contract.

3.4 No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Property; or (ii) result in a breach of or default under any contract or agreement to which Seller is a party or by which the Property is bound or any provision of the organizational documents of Seller.

3.5 Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding.

3.6 Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against Seller, or relating to the ownership, operation, development, use or occupancy of the Property, before any court or governmental authority.

3.7 Violations of Law. Seller has received no written notice from any governmental authority alleging a violation of any Legal Requirement affecting the Property that has not been corrected or resolved.

3.8 Condemnation. There are no pending condemnation actions with respect to the Property, and to Seller’s knowledge, there are no threatened or contemplated condemnation actions with respect to the Property.

3.9 Environmental Matters. Seller has received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Property, or of any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Property. Other than Hazardous Substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts, which are being used and disposed of in compliance with applicable Environmental Laws, Seller has no knowledge of any Hazardous Substances present on, at, under or in the Property. There has been no release of Hazardous Substances at or from the Property by Seller or its agents or employees.

3.10 Contracts. There are no Contracts that will affect the Property following the Closing Date, except as set forth on Schedule 3.10. Seller has provided to Purchaser a correct and complete copy of each Contract. The Contracts are in full force and effect. Seller has received no written notice from any party under any Contract alleging a violation of such Contract by Seller.

3.11 Leases. N/A.

3.12 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code.

3.13 No Rights of Occupancy. Other than Seller , there are no parties in possession of, or claiming any possession to, portions of the Land or Improvements as lessees, tenants at sufferance or licensees. At Closing, there shall be no parties in possession of, or claiming any possession to, portions of the Land or Improvements as lessees, tenants at sufferance or licensees (other than pursuant to the License Agreement (defined in Section 5.6 below)).

3.14 Due Diligence Deliverables. Seller has provided to Purchaser all Due Diligence Deliverables (defined below and to the extent in its possession) relating to the Property in each of the categories specified on Exhibit C.

3.15 Terrorist Organizations Lists. Seller is not acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

3.16 Underground Tanks. Seller has no knowledge of any underground storage tanks existing on the Property.

3.17 Restrictive Covenants. Seller has no knowledge of any violations by Seller of any existing covenants or restrictions of record affecting the Property.

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1 Good Standing. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to conduct the business in which it is now engaged.

4.2 Due Authorization; Enforceability. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under any contract or agreement to which Purchaser is a party or any provision of the organizational documents of Purchaser.

4.4 Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5 Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser before any court or governmental authority that would have a material adverse effect on Purchaser’s ability to consummate the transaction pursuant to this Agreement.

4.6 Terrorist Organizations Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

ARTICLE 5. ACTIONS PENDING CLOSING

5.1 Access to Property.

5.1.1 Purchaser shall have a period from the Contract Date through 5:00 p.m. local time at the Property on the date that is one hundred eighty (180) days after the Contract Date (the “Due Diligence Period”) within which to undertake such inspections and investigations of the Property as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant. If Purchaser, in its sole discretion, shall determine to proceed with the purchase of the Property, then Purchaser shall affirm this Agreement by written notice (“Affirmation Notice”) given to Seller prior to the end of the Due Diligence Period. Upon the failure by Purchaser to give an Affirmation Notice, or upon Purchaser’s written termination of this Agreement at any time prior to the end of the Due Diligence Period (i) this Agreement shall automatically terminate, and (ii) the Deposit shall be immediately returned to Purchaser; and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser delivers an Affirmation Notice, then upon delivery of same the Deposit shall become nonrefundable to Purchaser except as set forth in Sections 6.2, 8.2 and 9 below.

5.1.2 Purchaser and Purchaser’s agents, employees and contractors shall have the right to enter upon the Land and Improvements at reasonable times and upon reasonable prior notice to Seller of no less than 48 hours. Purchaser shall, and shall cause its agents, contractors, consultants and employees, to use commercially reasonable efforts to not interfere with Seller’s on-going business operations during the period of any entry onto the Property. In the event Purchaser desires to conduct any physically invasive due diligence such as sampling of soils or drilling wells, Purchaser shall provide notice to Seller and first obtain Seller’s consent thereto, which consent Seller shall not unreasonably withhold, condition, or delay. In the event that Purchaser’s Phase I environmental site assessment reveals areas of concern and recommends a Phase II or other testing to be conducted regarding the Property and Seller does not consent to such additional testing (which consent Seller may withhold in its reasonable discretion), Purchaser may terminate this Agreement and receive the Deposit as well as a reimbursement of its third party diligence costs not to exceed Twenty Thousand and 00/Dollars ($20,000.00). Purchaser shall promptly restore any damage or disturbance to the Property to the extent caused by Purchaser’s or its agents’, employees’ or contractors’ acts or omissions on or about the Property. Purchaser agrees to and hereby does indemnify, defend and hold the Seller harmless from and against any and all costs, losses, claims, liabilities or damages, including mechanic’s and materialmen’s liens, caused by the entry by Purchaser and/or any of Purchaser’s agents, employees or contractors onto the Property pursuant to this Section 5.1.2 and activities performed thereon, provided that Purchaser shall not be liable to Seller for the mere discovery by Purchaser or its agents or contractors of any existing condition at the Property. Purchaser’s indemnification and restoration obligations under this Section 5.1.2 shall survive the termination of this Agreement for any reason, or the Closing of the purchase of the Property by Purchaser. Prior to entering the Property Purchaser shall deliver to Seller a certificate evidencing that Purchaser and any of its third party contractors or consultants have commercial general liability insurance in place in an aggregate limit of not less than $2,000,000.00 ($1,000,000.00 per occurrence) with respect to which Seller shall be named as an additional insured.

5.1.3 Seller shall on or before the Contract Date deliver to Purchaser the items relating to the Property listed on Exhibit C that are within Seller’s immediate possession or otherwise reasonably obtainable by Seller (“Due Diligence Deliverables”). During the term of this Agreement, Seller shall make available to Purchaser and Purchaser’s accountants, lenders, attorneys and other representatives for inspection and copying at the Property or at Seller’s offices such books, records, documents, materials and information concerning the Property as Seller may have in its possession or under its control, provided that Seller shall be under no obligation to share any confidential or proprietary reports including, without limitation, relating to its marketing and sale of the Property.

5.2 Title and Survey.

5.2.1 Purchaser shall have the right to order a title commitment for an extended coverage ALTA Owner’s Policy of Title Insurance (“Title Commitment”) for the Property and an ALTA survey of the Property (“Survey”).

5.2.2 No later than sixty (60) days prior to expiration of the Due Diligence Period, Purchaser shall notify Seller of any items reflected in the Title Commitment or Survey, which are unsatisfactory to Purchaser (“Objections”). Except to the extent that Purchaser so notifies Seller of any Objections, any item reflected in the Title Commitment and Survey shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement; provided, however, Purchaser shall have the right to object by delivery of written notice to Seller, on or prior to ten (10) days after receipt of notice of a new exception, encumbrance or survey matter in any update to the Title Commitment, which was not revealed by the initial Title Commitment, and any such objections shall be considered “Objections” hereunder.

5.2.3 If Purchaser notifies Seller of any Objections, Seller may, but except as expressly provided herein shall not be obligated to, cure such Objections to Purchaser’s and the Title Company’s reasonable satisfaction. Seller shall give notice to Purchaser on or before the date that is five (5) days following the date on which Purchaser notified Seller of its Objections stating whether Seller agrees to cure each such Objection prior to the Closing. If Seller fails timely to give such notice, then Seller shall be conclusively deemed to have elected not to cure any such Objections other than those described in Section 5.2.5. Seller shall use commercially reasonable efforts to cure at or before the Closing any Objection that it has agreed to cure in accordance with this Section 5.2.3, provided that Seller shall have the right to extend the Closing for a period not to exceed fifteen (15) days in the aggregate if necessary to effect such cure, and Seller may use a portion of the Purchase Price to effect such cure at Closing.

5.2.4 If Seller elects (or is deemed to have elected) not to agree to cure any such Objections, then Purchaser may either (i) waive such Objections, without any reduction of the Purchase Price, in which event such waived Objections shall become Permitted Exceptions for all purposes under this Agreement or (ii) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be immediately returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement other than those that expressly survive the termination of this Agreement. Purchaser shall make the election described in the preceding sentence by written notice to Seller on or before the date that is five (5) days following the date on which Seller notified Purchaser of its intention not to cure any such Objection (or is deemed to have notified Purchaser), and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have waived all Objections other than those described in Section 5.2.5 and those that Seller has agreed to cure in accordance with Section 5.2.3.

5.2.5 Notwithstanding anything to the contrary herein, Seller shall satisfy and cure at or before the Closing (i) any mortgage lien, security agreements, financing statements and other mortgage type liens, (ii) any mechanics’ lien or materialmen’s lien, (iii) any easement, right of way or other encumbrance created after the Contract Date, and (iv) any non-disputed judgment lien, tax lien (other than taxes not yet due and payable) or other lien securing a monetary amount, which may be removed by the payment of a liquidated sum of money. Any non-voluntary or disputed monetary lien or judgment shall be treated as an ordinary title matter which Purchaser may object to and Seller may elect to agree to cure or not cure.

5.3 Property Covenants. From and after the Contract Date until the Closing Date:

5.3.1 Seller shall not remove any Personal Property, except as may be required for repair or replacement in the ordinary course of business, and replacement shall be of approximately equal quality and quantity as the removed item of Personal Property.

5.3.2 Seller shall continue to maintain the insurance currently carried by it with respect to the Property.

5.3.3 Seller shall maintain all Improvements substantially in their present condition, except for reasonable wear and tear and damage by casualty or condemnation.

5.3.4 Seller shall not (i) market the Property for sale to any other party, (ii) enter into negotiations or discussions regarding the sale of the Property to any other party, or (iii) enter into any agreement, letter of intent, memorandum of understanding or similar document for the sale or transfer of all or any portion of the Property.

5.3.5 Seller shall not voluntarily create any liens, easements, encumbrances or other conditions affecting any portion of the Property without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion.

5.3.6 Seller shall, at no expense to Seller, cooperate with Purchaser prior to Closing in obtaining all necessary permits and licenses to continue operating the Property in the present manner and/or develop the Property in the manner desired by Purchaser.

5.3.7 Seller shall operate and manage the Property in a manner consistent with current practice.

5.4 Contracts. Seller shall not enter into any new Contract that would be binding on Purchaser from and after Closing, or modify any Contract in a manner that would be binding on Purchaser from and after Closing, without the prior approval of Purchaser in each instance, which may be withheld in Purchaser’s sole discretion. Prior to expiration of the Due Diligence Period (as extended), Purchaser shall advise Seller in writing of any Contracts that Purchaser requests be terminated at Closing, and Seller shall terminate such Contracts at or prior to Closing at no cost to Purchaser.

5.5 Leases. Prior to Closing, Seller shall (i) not enter into any new Lease, and (ii) terminate all Leases with an effective date of termination no later than five (5) business days prior to the date of Closing, at no cost to Purchaser. Seller shall provide Purchaser with evidence, reasonably satisfactory to Purchaser, of the termination of all Leases no later than five (5) business days prior to the date of Closing.

5.6 Post-Closing License Agreement. Notwithstanding Section 5.5 above, Aware, Inc. as “Licensee” may continue to occupy the Property for a period of approximately ninety (90) days following Closing pursuant to the terms of Exhibit E attached hereto (the “License Agreement”).

5.7 Updates to Representations. Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement.

5.8 Satisfaction of Conditions. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser in writing:

6.1.1 Each of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.1.2 Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.1.3 Title to the Land and Improvements shall be good and marketable fee simple title, subject only to the Permitted Exceptions, and insurable at standard rates in an amount equal to the Purchase Price.

6.1.4 Seller is prepared and able to deliver a quitclaim deed conveying title to the Property subject only to the Permitted Exceptions.

6.1.5 The Property shall be free and clear of all tenants, occupants and licensees, and all Leases and other occupancy agreements shall have been terminated, other than Licensee pursuant to the License Agreement.

6.2 Failure of Purchaser’s Condition. In the event of the failure of any condition set forth in Section 6.1, Purchaser, at its sole election, may (i) terminate this Agreement and receive the immediate return of the entire Deposit, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser’s rights or remedies under Section 8.2 with respect to any breach of this Agreement by Seller.

6.3 Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller in writing:

6.3.1 Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.3.2 Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.4 Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.1 with respect to any breach of this Agreement by Purchaser.

ARTICLE 7. CLOSING

7.1 Closing.

7.1.1 Closing shall be held on the date that is forty-five (45) days after the expiration of the Due Diligence Period. Closing shall be conducted through an escrow with the Title Company, and Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to the Title Company as may be required in connection therewith. Immediately upon consummation of Closing, Seller shall deliver possession of the Property to Purchaser.

7.1.2 Pre-closing (“Pre-Closing”) shall be held on the business day immediately preceding the scheduled date for Closing. At Pre-Closing, Seller and Purchaser shall execute and deliver to the Title Company all documents and deliveries required under Sections 7.2 and 7.3, other than the Settlement Statement and payment of the Purchase Price. Seller and Purchaser shall complete and execute the Settlement Statement, and Purchaser shall pay the portion of the Purchase Price required pursuant to Section 2.2 to the Title Company at Closing by wire transfer of immediately available funds.

7.2 Seller’s Closing Deliveries. At or prior to Closing, Seller shall deliver to the Title Company the following:

7.2.1 A quitclaim deed, in form and substance reasonably satisfactory to Title Company and Purchaser, conveying the fee estate in the Land and Improvements, duly executed and acknowledged by Seller, and dated as of the Closing Date.

7.2.2 A bill of sale, in a form reasonably satisfactory to Purchaser, conveying its interest in the Personal Property, duly executed and acknowledged by Seller, and dated as of the Closing Date.

7.2.3 An assignment and assumption in the form of Exhibit A, transferring to Purchaser all Contracts that Purchaser has elected to assume (if any) and Intangible Property, duly executed by Seller, and dated as of the Closing Date.

7.2.4 A certificate in the form of Exhibit B, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are true and correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.2.5 A License Agreement in the form of Exhibit E, duly executed by Licensee.

7.2.6 A title affidavit, in customary form reasonably satisfactory to the Title Company and Seller, with respect to mechanics’ liens and parties in possession, duly executed by Seller.

7.2.7 An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code.

7.2.8 Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

7.2.9 Originals (if available) of the Contracts that Purchaser has elected to assume (if any) and Intangible Property.

7.2.10 A Settlement Statement in accordance with Section 10.1, duly executed by Seller.

7.2.11 An original executed counterpart of the Consulting Services Agreement.

7.2.12 Such other documents and instruments as are customary and as may be reasonably requested by Purchaser or the Title Company, to effectuate the transactions contemplated by this Agreement.

7.3 Purchaser’s Closing Deliveries. At or prior to Closing, Purchaser shall deliver to the Title Company the following:

7.3.1 An assignment and assumption of the Contracts that Purchaser has elected to assume (if any) and Intangible Property in the form of Exhibit A, duly executed by Purchaser and dated as of the Closing Date.

7.3.2 A certificate in the form of Exhibit B, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are true and correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.3.3 A License Agreement in the form of Exhibit E, duly executed by Purchaser, provided that Purchaser and Licensee have agreed to enter same.

7.3.4 Such evidence of the power and authority of Purchaser to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company.

7.3.5 The balance of the Purchase Price, net of the Deposit, as adjusted pursuant to Article 10.

7.3.6 A Settlement Statement in accordance with Section 10.1, duly executed by Purchaser.

7.3.7 An original executed counterpart of the Consulting Services Agreement.

7.3.8 Such other documents and instruments as are customary and as may be reasonably requested by Seller or the Title Company to effectuate the transactions contemplated by this Agreement.

7.4 Closing Costs. All escrow or settlement fees of the Title Company shall be split evenly between the parties. Purchaser shall pay all title search fees and insurance premiums and costs, and all state, county and local taxes, costs and fees related to the transfer shall be paid by Seller. Purchaser shall pay the cost of recording the deed at Closing. Seller shall pay the cost of releasing all mortgages and other liens required hereunder. Seller and Purchaser shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement. Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Property and all costs of Purchaser’s financing.

7.5 Indemnification.

7.5.1 From and after Closing, Seller hereby agrees to indemnify Purchaser, its members, and their respective directors, officers, employees, partners, members and affiliates (collectively, “Purchaser Indemnified Parties”), and to hold Purchaser Indemnified Parties harmless from and against, any and all damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by Purchaser Indemnified Parties due to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant made by Seller in this Agreement, and (iii) liabilities to any third party that are based upon any matter relating to the use, maintenance, operation or construction of the Property occurring prior to the Closing Date.

7.5.2 From and after Closing, Purchaser hereby agrees to indemnify Seller, and to hold Seller harmless from and against, any and all damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by Seller due to (i) any breach of any representation or warranty made by Purchaser in this Agreement, (ii) any breach of any covenant made by Purchaser in this Agreement, and (iii) liabilities to any party that are based upon any matter relating to the use, maintenance, operation or construction of the Property occurring on or after the Closing Date.

7.5.3 Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Section 7.5, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims. The indemnified party shall afford the indemnifying party full opportunity to defend such claims, using counsel reasonably acceptable to the indemnified party, in the name of the indemnified party and generally shall cooperate with the indemnifying party in the defense of such claim, provided that no such matter shall be settled without the prior written consent of the indemnified party.

7.6 Survival. Except where this Agreement expressly provides for a longer period, the representations, warranties, covenants and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is nine (9) months after the Closing Date, and any action on any such representation, warranty, covenant or indemnity must be instituted within sixty (60) days following expiration of the 9-month survival period. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer as of the Closing Date, (b) unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such claims, up to but not exceeding the sum of $800,000, shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period.

ARTICLE 8. DEFAULT, REMEDIES

8.1 Purchaser’s Default. If Purchaser defaults under this Agreement, including in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3 is not satisfied due to a default by Purchaser and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) business days after Seller has given Purchaser written notice of the same, then Seller shall retain the Deposit as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, in which event, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, constitute a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Section 6.3 not being satisfied, except for the liquidated damages as described in this Section 8.1.

8.2 Seller’s Default. If Seller defaults under this Agreement, including in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1 is not satisfied due to a default by Seller and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) business days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedies, to either (i) to specific performance of this Agreement, or (ii) to terminate this Agreement and receive the immediate return of the Deposit, plus the actual out of pocket costs and expenses incurred by Purchaser in performing its due diligence investigations of the Property and in negotiating this Agreement (including reasonable in-house and outside attorneys’ fees and expenses) up to $250,000. Notwithstanding the foregoing, in the event that Purchaser elects to pursue specific performance pursuant to clause (i) above, but same is not a legally available remedy to Purchaser, Purchaser may pursue all remedies available at law or in equity, including without limitation the recovery of compensatory damages not to exceed $800,000.

ARTICLE 9. CASUALTY AND CONDEMNATION

9.1 Notice to Purchaser. Seller shall give Purchaser notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting the Property prior to Closing, and (ii) any fire or other casualty affecting the Property and occurring prior to Closing.

9.2 Condemnation. If prior to Closing, condemnation proceedings are commenced against all or any portion of the Property, then Purchaser shall have the right, upon notice in writing to Seller delivered within ten (10) business days after Seller gives Purchaser notice of such condemnation (including the condemnation award to be paid in connection with such condemnation proceeding), to terminate this Agreement, whereupon this Agreement shall terminate. Upon such termination, the Title Company shall return the Deposit to Purchaser, and neither party shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of (i) all of the proceeds payable to Seller of all business interruption or rent loss insurance proceeds (if any) payable with respect to the period from and after Closing and (ii) all condemnation awards payable to Seller, as the case may be, and Seller shall have no obligation to repair or restore the Property.

9.3 Casualty. If prior to Closing the Property is damaged by fire or other casualty, then Purchaser shall have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser notice of such casualty, to terminate this Agreement, whereupon this Agreement shall terminate, the Title Company shall return the Deposit to Purchaser, and neither party shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, then this Agreement shall continue in full force and effect, at Closing, (x) Seller shall transfer and/or assign to Purchaser any and all insurance proceeds and claims received by and/or accrued to Seller on account of such casualty, less such sums, if any, as shall have been (i) reasonably approved by Purchaser, and (ii) actually and reasonably expended by Seller in connection with the repair or restoration of such casualty (the “Reimbursable Amounts”) and (y) Purchaser shall receive a credit against the Purchase Price equal to (A) the sum of the amount of the deductible under Seller’s property insurance, less (B) the Reimbursable Amounts to the extent Seller has not recovered such Reimbursable Amounts under clause (x) above.

ARTICLE 10. PRORATIONS

10.1 Prorations Generally. Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this Article 10. In the case of any adjustment to be made at Closing, such adjustment shall be set forth on a settlement statement (“Settlement Statement”) executed by Seller and Purchaser, and the portion of the Purchase Price payable pursuant to Section 2.2 shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after Closing, Purchaser and Seller shall make such adjustment by payment of immediately available funds to the other party within thirty (30) days of the date such adjustment is determined. The Settlement Statement shall be prepared on the basis of a written statement or statements and all reasonable supporting documentation, including invoices delivered to Purchaser and Seller by the Title Company. In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, in accordance with the terms of this Article 10.

10.2 Governmental Charges. Real estate taxes, personal property taxes, and any other governmental assessments for the tax year(s) in which Closing occurs shall be apportioned between Seller and Purchaser as of 12:01 a.m. local time at the Property on the Closing Date.

10.3 Contracts. All amounts payable under any Contracts that are assumed by Purchaser at Closing shall be apportioned between Seller and Purchaser as of 12:01 a.m. local time at the Property on the Closing Date.

10.4 Utilities. Water, sewer, fuel, electricity, gas and other utilities (which may be based on the most recent bills if and to the extent that utility meters are not read within one (1) week prior to the date of Closing) shall be apportioned between Seller and Purchaser as of 12:01 a.m. local time at the Property on the Closing Date.

10.5 Tax Appeals. If any appeal of any taxes or assessments is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such taxes or assessments shall be re-prorated between Seller and Purchaser as of 12:01 a.m. local time at the Property on the Closing Date in accordance with the results of such Current Year Tax Appeal. Seller and Purchaser shall cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Purchaser to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Purchaser and Seller in the same proportion as they bear to the re-prorated taxes and assessments.

10.6 Transaction Taxes. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement.

10.7 Interest on Amounts Owed. Any amount that is payable by Seller or Purchaser to the other pursuant to this Article 10 and not paid when due shall bear interest from the date due until paid at the rate of twelve percent (12%) per annum.

10.8 Survival. This Article 10 shall survive Closing for a period of twelve (12) months after the Closing Date, at which time all adjustments and prorations shall become final and no further adjustments or prorations shall be done.

ARTICLE 11. MISCELLANEOUS

11.1 Assignment. Neither Seller nor Purchaser shall assign this Agreement without the prior written consent of the other. Notwithstanding the foregoing, Seller hereby consents to the assignment by Purchaser of this Agreement to an affiliate of Purchaser or to an entity in which Purchaser owns a controlling interest. The term “affiliate” means as to any entity, any other entity controlled by, under common control with, or controlling, such entity. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity.

11.2 Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, or by certified or registered mail, postage prepaid, with return receipt requested or by electronic mail with evidence of receipt. All notices shall be addressed as follows:

If to Seller:

Aware, Inc. 40 Middlesex Turnpike
Bedford, MA 01730
Attention: David Barcelo, Chief Financial Officer
Email: dbarcelo@aware.com

with a copy to:

Foley Hoag LLP 155 Seaport Blvd.
Boston, MA 02210
Attn: Jeffrey K. Ganguly, Esq.
Email: jganguly@foleyhoag.com

If to Purchaser:

c/o FD Stonewater, LLC
1001 19th Street N., Suite 1401
Arlington, Virginia 22209
Attention: Claiborne Williams
Email: cwilliams@fdstonewater.com

with a copy to:

FD Stonewater, LLC
11601 Wilshire Blvd., Suite 2460
Los Angeles, CA 90025
Attention: General Counsel
Email: hsimmons@fdstonewater.com

If to the Title Company, as set forth in Section 1.1.17.

Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or three (3) days after deposit with the United States mail if sent by certified or registered mail, postage prepaid, with return receipt requested, or upon completion of transmission (which is confirmed by telephone or a statement generated by the recipient) if sent by electronic mail except that whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day. Any party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective. Either party’s counsel may give notice to the other on behalf of such party. Failure to provide notices to a party entitled to a copy of notices hereunder shall not be deemed failure to provide notice to the Purchaser or Seller, as applicable.

11.3 Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile or as a .pdf file sent by electronic mail shall be sufficient for all purposes and shall be binding on any person who so executes.

11.4 Brokerage. Except for Hunneman (“Seller’s Broker”) and Jones Lang LaSalle (“Purchaser’s Broker”), each party represents to the other that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement, and the parties shall indemnify and hold each other harmless from claims made by any other broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 11.4 shall survive Closing or any termination of this Agreement. Seller agrees that it shall pay (1) Seller’s Broker for any commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement pursuant to a separate agreement with Seller’s Broker, and (2) Purchaser’s Broker a commission equal to 3% of the Purchase Price pursuant to a separate agreement with Purchaser’s Broker.

11.5 Confidentiality. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive any termination of this Agreement, but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.5, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other party, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other party which is not prohibited from disclosing the same. Notwithstanding the foregoing, (a) each of Purchaser and Seller may disclose confidential information to its partners, members, employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.5, (b) each of Purchaser and Seller may disclose confidential information to the extent required by applicable law or the rules of any applicable securities exchange, and (c) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

11.6 Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by law, including, without limitation, any disclosures or announcements required by Seller as a public company.

11.7 Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

11.8 Time of Essence. Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

11.9 No Personal Liability. No manager, employee, attorney or other agent of Purchaser shall have any personal liability for any obligation of Purchaser under this Agreement.

11.10 Waiver of Jury Trial; Jurisdiction. SELLER AND PURCHASER EACH HEREBY WAIVES ANY RIGHT TO JURY TRIAL IN THE EVENT ANY PARTY FILES AN ACTION RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS OR OBLIGATIONS CONTEMPLATED BY THIS AGREEMENT. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the federal or state court having jurisdiction over the Property, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

11.11 Litigation Expense. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ and experts’ fees and expenses incidental to such litigation, including on appeal, from the non-prevailing party.

11.12 Property Exchange. Purchaser and Seller agree that either party may elect to structure the conveyance of all or a portion of the property as a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such party gives notice of such election to the other party at least ten (10) days prior to the closing date. If such an exchange is elected by such party (“Electing Party”), the Electing Party and the other party will enter into an exchange agreement acceptable to both Purchaser and Seller. As an alternative, the Electing Party may elect to enter into an exchange agreement with a third party to effect such exchange in accordance with Section 1031 of the Internal Revenue Code. Neither party makes any representation or guarantee to the other that the transaction contemplated under this provision will result in any particular tax treatment to the other party, or will qualify as an exchange under Section 1031 of the Internal Revenue Code. The Electing Party will assume all costs and expenses including any attorneys’ fees in connection with such election to structure the transaction as a 1031 exchange.

[signatures on following page]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

SELLER:

AWARE, INC.

By:	/s/ David Barcelo
Name:	David Barcelo
Its:	CFO

PURCHASER:

FDS BEDFORD, LLC

By:	/s/ Claiborne Williams
Name:	Claiborne Williams
Its:	Authorized Signatory

Schedules
1.1.11	Legal Description of Land
1.1.16	Personal Property
3.10	Contracts
3.11	Leases

Exhibits
A	Form of Assignment
B	Form of Certificate of Representations and Warranties
C	Seller’s Deliveries
D	Consulting Services Agreement Provisions
E	License Agreement

Schedule 1.1.11
Legal Description of Land

Exhibit A
Real Property

That certain parcel of land situate in Bedford in the County of Middlesex, Commonwealth of Massachusetts, described as follows:

NORTHEASTERLY	by the southwesterly line of Middlesex Turnpike, two hundred thirteen and 16/100 feet;
SOUTHERLY	by land now or formerly of Charles H. Spaulding et al, Trustees, five hundred fifty-nine and 22/100 feet;
WESTERLY	by lands now or formerly of Trustees of Bedford Research and Office Park and Edmund L. Frost et al, two hundred fifty-eight and 88/100 feet; and
NORTHERLY	by land now or formerly of Daniel G. Wheeler et al, Trustees, and by land now or formerly of Waverly Realty, Inc., which is shown as Lot 2 on plan hereinafter mentioned, four hundred ninety-six and 55/100 feet.

Said parcel is shown as Lot 1 on said plan, (Plan No. 32814A).

All of said boundaries are determined by the Court to be located as shown on a plan, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 788, Page 95, with Certificate 131645.

Also another certain parcel of land situate in said Bedford, described as follows:

NORTHEASTERLY	by the southwesterly line of Middlesex Turnpike, one hundred eighty-nine and 26/100 feet;
SOUTHERLY	by land now or formerly of Waverly Realty, Inc., four hundred eighty-one and 88/100 feet; and
WESTERLY	one hundred twenty-three and 77/100 feet, and
NORTHERLY	three hundred forty-five and 78/100 feet, by land now or formerly of Daniel G. Wheeler et al, Trustees.

Said parcel is shown as Lot 2 on said plan hereinafter mentioned, (Plan No. 32814A).

All of said boundaries are determined by the Court to be located as shown on a plan, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed in t Registry of Deeds for the South Registry District of Middlesex Count in Registration Book 913, Page 157, with Certificate 156707.

Schedule 1.1.16

Personal Property

1.	Superior 60KW Diesel Generator attached to 40 Middlesex

2.	Quincy Climate Control Compressor attached to 40 Middlesex

Schedule 3.10

Contracts

None

Schedule 3.11

Leases

None

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLE PROPERTY

This Assignment and Assumption of Leases, Contracts and Intangible Property (“Assignment”) is executed as of the _____ day of ________________, by and between _________________________, a ______ (“Seller”), and ____________________, a ____________ (“Purchaser”).

Pursuant to an Agreement of Purchase and Sale Purchaser dated as of __________________, 20__ between the Seller and Purchaser (“Purchase Agreement”), Purchaser is this day purchasing from Seller and Seller is conveying to Purchaser the real property described on Exhibit A attached hereto and made a part hereof together with all improvements thereon and appurtenances thereto (herein called the “Property”). Capitalized terms used in this Assignment and not defined herein shall have the meanings given to such terms in the Purchase Agreement Seller desires to transfer and assign to Purchaser the Leases, Contracts and Intangible Property described below.

NOW, THEREFORE in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby transfers and assigns to Purchaser the Contracts listed on Exhibit B, and the following:

1. All assignable guarantees and warranties (express or implied), if any, that related to the Improvements or Personal Property;

2. All assignable permits, certificates of occupancy and other public approvals, if any, that relate to the Land or Improvements;

3. All plans and specifications for the Improvements;

4. All service, contracts explicitly assumed by Purchaser;

5. All books and records relating solely to ownership or operation of the Property; and

6. All keys and lock safe combinations relating to the Property.

Seller does hereby agree to defend, indemnify and hold harmless Purchaser from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys’ fees incurred by Purchaser by reason of the failure of Seller to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the property owner under and by virtue of the Contracts, guarantees, warranties, permits, certificates or approvals subject to this Assignment on or before the date of this Assignment.

Purchaser does hereby agree to defend, indemnify and hold harmless Seller from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys’ fees incurred by Seller by reason of the failure of Purchaser to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the property owner under and by virtue of the Contracts, guarantees, warranties, permits, certificates or approvals subject to this Assignment on or after the date of this Assignment.

This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one instrument, and shall be binding and effective when all parties hereto have executed at least one counterpart. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns.

EXECUTED as of the day and year first written above.

SELLER:

By:

Name:

Title:

PURCHASER:

By:

Name:

Title:

[Insert Exhibits A, B to Assignment]

EXHIBIT B

FORM OF CERTIFICATE OF REPRESENTATIONS AND WARRANTIES

[Letterhead of Party Giving Certificate (Seller or Purchaser)]

[Date]

[Name of Party Receiving Certificate (Seller or Purchaser)]

[Address of Party Receiving Certificate]

[City, State]

Ladies and Gentlemen:

The undersigned hereby certifies that all of the representations and warranties made by it in Article [insert 3 in Seller’s certificate and 4 in Purchaser’s certificate] of the Agreement of Purchase and Sale dated as of __________________, 20__ between the undersigned, as [insert Seller or Purchaser], and you, as [insert Seller or Purchaser], are true and correct as of the date hereof, except as follows: [insert “none” or exceptions], which shall survive the date hereof for twelve (12) months and thereafter shall be null and void unless suit is brought thereon as provided in the aforesaid Agreement. The undersigned further ratifies and confirms the continued applicability of, and the understandings and agreements of the undersigned set forth in, such Article [insert same number].

Very truly yours,

EXHIBIT C

SELLER’S DELIVERIES

1.	Copies of most current title insurance policy and most current ALTA survey.

2.	Copies of engineering reports in Seller’s possession related to the Property.

3.	Copies of the Contracts.

4.

Copies of all building plans and specifications for the building in Seller’s possession, including current as-builts, photographs, CAD drawings, mechanicals and identification of utility meters and submeters.

5.

Copies of all guarantees and warranties relating to the construction of the building and its components, including, but not limited to, any personal property, the roof, elevators and the heating and air conditioning system, in Seller’s possession that are still in effect.

6.	Copies of certificates of insurance evidencing Seller’s insurance coverage for the Property.

7.

Copies of real estate and personal property tax statements for the current and previous three (3) tax years, and if received by Seller, the valuation notice issued with respect to the Property for the coming tax year.

8.	History of Seller’s expenditures, if any, relating to the operation of the Property for the last five years.

9.	Schedule of personal property and values thereof.

10.	Any other documentation that is reasonably necessary for Purchaser to complete its due diligence and to ensure that all matters relating to the Property are satisfactory to Purchaser.

11.	Certificate of occupancy for shell and Seller’s space.

EXHIBIT D

CONSULTING SERVICES AGREEMENT PROVISIONS

a.

Consulting Services Agreement – Purchaser and Seller agree to negotiate in good-faith and finalize a form “Consulting Services Agreement” (defined below) within ninety (90) days following the Effective Date and to deliver executed counterparts of the Consulting Services Agreement to the Title Company at Closing.

•

“Consulting Services Agreement” means an agreement between Purchaser and Seller whereby (a) Seller agrees to provide consulting services to Purchaser on an as-needed basis during the pre-development and construction phases of Purchaser’s development of the Property, and (b) Purchaser agrees to pay Seller fifteen percent (15%) of (1) “Free Cash Flow” (defined below) from the Property for such consulting services during the period Purchaser owns same, and (2) net proceeds from capital transactions after returning all capital contributed to the Purchaser by its members, shareholders, principals, owners or affiliates.

•

“Free Cash Flow” shall be defined as revenue from the Property less all operating expenses, real estate taxes and assessments, insurance premiums, management and accounting fees, debt service, capital repairs and replacements and other expenditures made by Purchaser in connection with the ownership and operation of Property.

b.

Development Fee – FD Stonewater, LLC (or another affiliate of Purchaser) will enter into a separate development services agreement with Purchaser or a subsidiary thereof. The development services agreement will provide for a development fee equal to five percent (5%) of the costs to develop the Property for Purchaser’s intended use (excluding financing and land costs), and such development fee shall be payable to FD Stonewater, LLC (or such other affiliate of Purchaser).

c.

Leasing Fee – A leasing fee of three dollars ($3.00) per rentable square foot of the building located on the Property shall be paid to FD Stonewater, LLC (or another affiliate of Purchaser) in connection with the successful award of the lease by the United States General Services Administration (“Project”). Such fee shall be paid 100% upon Project financing.

d.

Asset Management Fee – An annual asset management fee equal to one percent of gross annual rent shall be paid to FD Stonewater, LLC (or another affiliate of Purchaser) commencing at the tenant’s acceptance of the Project. Contemporaneous with the closing of the financing for the Project, FD Stonewater, LLC (or another affiliate of Purchaser) shall enter into an asset management agreement with Purchaser or its subsidiary regarding the provision of asset management services for the Project.

e.	Pre-Development Costs—At the time of financing, Purchaser will be reimbursed for all pre-development costs.

EXHIBIT E

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) made this ______ day of ______________, 20__ (the “Effective Date”) between AWARE, INC., a Massachusetts corporation (“Licensee”) and FDS BEDFORD, LLC, a Delaware limited liability company (the “Licensor”).

1.

Right of Entry: Subject to the terms and conditions of this Agreement, the Licensor hereby grants to Licensee a non-exclusive right to enter upon and to use, on a temporary basis, the building and parking areas (“Licensed Area”) located at 40 Middlesex Turnpike, Bedford, Massachusetts 01730 (the “Property”). Licensee hereby acknowledges that the rights granted under this agreement are a temporary license, revocable as set forth below, and a right to use only and that in no event shall the terms of this Agreement be construed to grant Licensee a lease.

2.

Term: This Agreement shall commence on the Effective Date and expire on ______________, 202__ (the “Term”). Notwithstanding anything to the contrary contained herein, Licensee shall not be permitted to enter upon or use the Licensed Area or the Property pursuant to this Agreement until such time as insurance reasonably satisfactory Licensor has been provided listing Licensor as an additional insured (see Attachment A for required coverages).

3.

License Fee; Expenses. Throughout the Term, the monthly fee for Licensee’s use of the Licensed Area will be $0.00 (the “License Fee”). In addition to the License Fee, Licensee shall pay Licensor $0.00 per month for taxes and insurance (“Expenses”) throughout the Term.

4.

Use & Permits: Licensee may enter the Licensed Area and Property during the Term for the purpose of using the Licensed Area for general office purposes (the “Permitted Use”). Licensee will not use the Licensed Area or the Property for any other purpose than the Permitted Use. The parties hereby acknowledge that Licensee’s use of the Licensed Area may require certain licenses, permits and other governmental authorizations in order for the Permitted Use to comply with all applicable laws. Licensee shall be solely responsible for obtaining and maintaining throughout the Term all applicable and necessary permits, licenses and other applicable authorizations for the Permitted Use, at its own cost. Licensee hereby agrees that this Agreement is strictly contingent upon obtaining all such necessary permits and licenses. Any vendors, employees or other similar third parties performing work on the Licensed Area or Property or otherwise utilizing the Licensed Area or Property as part of the Permitted Use shall do so under written agreements whereby such parties shall agree to abide by the terms and conditions of this Agreement, including the indemnification provisions, and waive any and all liability, individually and collectively, against the Licensor or its agents. Licensee shall, and shall cause each of the foregoing parties described in the prior sentence to, comply with all applicable laws at all times during the Term of this Agreement. Licensor shall always have the right to suspend Licensee’s access to and use of the Licensed Area and/or the Property and prohibit same from occurring if Licensor determines that there is danger to the Licensed Area or the Property or persons or that Licensee has breached this Agreement.

5.

Maintenance: Licensee shall, at Licensee’s sole cost and expense, maintain the Licensed Area and Licensee’s property and equipment in first class condition and repair and in compliance with all applicable laws and insurance requirements, and in good, clean, sanitary and safe order, free of debris. If Licensee refuses or neglects to maintain and/or make repairs to the Licensed Area, or any part thereof, in a manner reasonably satisfactory to Licensor, Licensor shall have the right, but not the obligation, on giving Licensee reasonable advance written notice of its election to do so (but not less than three (3) business days’ notice), to make such repairs or perform such maintenance on behalf of and for the account of Licensee. Licensee shall within thirty (30) days after written request, reimburse Licensor for such costs incurred by Licensor.

6.

Licensee’s Work. Any Licensee improvements and other work shall be performed by Licensee, at Licensee’s own cost. Licensee shall perform, at Licensee’s sole cost and expense, any work to the Licensed Area necessary to make the Licensed Area suitable for Licensee’s operations (“Licensee’s Work”). All such work shall be subject to Licensor’s advance written approval. Licensee shall not make any alterations or improvements to the Licensed Area without Licensor’s advance written consent, to be given or withheld in Licensor’s sole and absolute discretion. Licensee shall secure all necessary permits, authorization and approvals which may be required, and shall at all times comply with all government rules and regulations, ordinance, statutes, and laws now or hereinafter in force pertaining to the Licensed Area and the Property and Licensee’s use thereof, and shall provide Licensor with copies of same. Licensee shall not conduct, or permit to be conducted, any construction activity at the Licensed Area or Property without Licensor’s prior written approval. Licensee shall pay all taxes based on any property of Licensee, real or personal, which shall at any time be in the Licensed Area or any other part of the Property, including Licensee’s installations, additions, improvements, fixtures, and personal property. Licensee shall not suffer any mechanic’s lien to be filed against the Licensed Area or any other part of the Property by reason of any work, labor, services, or materials performed at or furnished to the Licensed Area for Licensee or anyone holding the Licensed Area through or under Licensee. If a mechanic’s lien shall be filed, Licensor shall remove it at Licensee’s sole cost and expense, and Licensee shall indemnify, defend, and hold harmless the Indemnified Parties (defined below) from any all claims, causes of action, damages or other losses arising out of a mechanics lien placed upon the Licensed Area or the Property as a result of work commissioned by, or materials furnished to, Licensee.

7.

Liability of Licensor: The Licensor shall not be liable to Licensee its employees, agents, business invitees, licensees, customers, clients, visitors, or guests for any damage, injury, accident, loss, compensation or claim, based on, arising out of or resulting from entry, exit or use of the Licensed Area or Property pursuant to this Agreement, including but not limited to the following: interruption in Licensee’s use of or ability to enter the Licensed Area or Property; any fire, robbery, theft, mysterious disappearance or any other casualty; the actions of any other permitted persons within the Licensed Area or Property; and damage from water, rain or snow that may leak onto, or flow from, any part of the Property. Any goods, property or personal effects stored or placed by Licensee or its vendors, employees, agents, invitees, customers, or visitors in or about the Licensed Area or Property shall be at the sole risk of Licensee and the Licensor shall not in any manner be held responsible therefore. In no event shall the Licensor have any liability to Licensee for any indirect losses or consequential or special damages whatsoever or for claims for which Licensee is insured or required under this Agreement to be insured.

8.

Indemnification: Licensee hereby indemnifies and holds the Licensor, its successors or assigns, and Licensor’s officers, directors, investors, members, shareholders, managers, attorneys, lenders, employees, affiliates and agents (the “Indemnified Parties”) harmless and shall defend the Indemnified Parties from and against any and all losses, costs, damages, liabilities, expenses, claims and judgments suffered by or claimed against the Indemnified Parties, directly or indirectly, based on, arising out of or resulting from (i) use or occupancy of the Licensed Area or Property or otherwise arising from the Permitted Use, (ii) the negligence or willful misconduct of Licensee or its employees, contractors, agents, licensees, guests or invitees, and (iii) any breach or default by Licensee in the performance or observance of its covenants or obligations under this Agreement. This Section 8 shall survive termination of this Agreement.

9.

Termination: Licensor shall have the right to revoke and terminate this Agreement immediately upon breach of any term (including in the event the License Fee and/or the Expenses are not received when due) of this Agreement by Licensee. In the event of any breach of this Agreement by Licensee, the Licensor shall have the right to pursue any and all remedies available at law or in equity. Upon the expiration or earlier termination of this Agreement, Licensee’s rights under this Agreement shall be null and void, and Licensee shall immediately vacate the Licensed Area, remove its personal property, if any, and the personal property of its vendors, guests, and invitees, and forthwith yield and place the Licensor in peaceful possession of the Licensed Area, free and clear of any items, claims or encumbrances and leave the Licensed Area in good condition, appearance and state of repair in accordance with Section 5. Any of Licensee’s property left on or about the Licensed Area or Property shall be considered abandoned property and shall be disposed of at Licensor’s sole discretion. Licensee agrees to pay for any costs incurred as a result of removing any such property from the Licensed Area or Property as applicable.

10.

AS IS: The Licensor makes no representations or warranties of any kind with respect to the Licensed Area or Property, including without limitation as to the condition of the Licensed Area or Property or the fitness of the Licensed Area for the Permitted Use. Licensee agrees that it shall use and enter the Licensed Area and Property for the Term hereunder in its “as is” condition with all faults at its own risk.

11.

Notice: Any notices, demands or other communications that may be necessary or proper hereunder shall be deemed duly given (i) if personally delivered, upon delivery (or at such time as delivery is not accepted by the intended recipient), (ii) when deposited with Federal Express or other reputable overnight delivery services, (iii) when deposited in the United States Mail, postage pre- paid, first class, registered or certified, return receipt requested, or (iv) when sent by electronic mail with received receipt requested, and addressed as follows:

Licensor:

FDS Bedford, LLC

c/o FD Stonewater, LLC

1001 19th St N., Suite 1401

Arlington, VA 22209

Attention: Claiborne Williams

Email: cwilliams@fdstonewater.com

Licensee:

Aware, Inc.

40 Middlesex Turnpike

Bedford, MA 01730

Attention: David Barcelo, Chief Financial Officer

Email: dbarcelo@aware.com

12.	Assignment: This Agreement may not be assigned by Licensee.

13.	Governing Law: This Agreement shall be governed by and construed under the laws of the state in which the Property is located.

14.	Amendment or Extension: This Agreement shall only be amended or extended by an express written amendment or extension executed by both parties.

15.

Counterparts: This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means shall be equally as effective as delivery of any original executed counterpart of this Agreement.

16.

Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable. The Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement. The remaining provisions if this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

17.	Subordination: This Agreement is automatically subject and subordinate to all present and future mortgages, deeds of trust, liens and encumbrances affecting the Property.

18.

Waiver of Jury Trial. LICENSOR AND LICENSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LICENSOR AND LICENSEE HEREUNDER, LICENSEE’S USE OF THE LICENSED AREA AND/OR ANY CLAIM OF INJURY OR DAMAGE IN CONNECTION THEREWITH.

[Signature Page Follows]

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the Effective Date.

LICENSOR:

FDS BEDFORD, LLC

By:
Name:
Title:

LICENSEE:

AWARE, INC.

By:
Name:
Title:

ATTACHMENT A

INSURANCE REQUIREMENTS

Certificate of Insurance should be delivered to:

FDS BEDFORD, LLC

1001 19th St. N., Suite 1401

Arlington, VA 22209

Additional Insured on a primary and noncontributory basis, except for worker’s compensation insurance:

FDS BEDFORD, LLC,

And its mortgagees, affiliates, members, partners, agents, and employees

Certificates of Insurance evidencing the following must be supplied PRIOR to occupancy and/or beginning any work. All policies must be on an occurrence basis. Claims-made policies will not be accepted.

Coverages:

•

Commercial General Liability: (on a per occurrence basis) covering all third-party claims including bodily injury, property damage and personal injury with a combined single limit of five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) general aggregate per location (including umbrella/excess liability). Host Liquor Liability coverage is also required if alcohol is to be served. The coverage described in this paragraph may be satisfied with a combination of primary and umbrella coverage.

•	Automobile Liability: Combined single limit $1,000,000 (all owned, non-owned and hired vehicles)

•	Worker’s Compensation: Statutory Limits

•	Employer’s Liability: Bodily injury
•	o by accident $1,000,000 each accident,
•	o by disease $1,000,000 policy limit
•	o by disease $1,000,000 each employee